Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, EVP & CFO (805) 981-8655

LTC ANNOUNCES NEW
UNSECURED CREDIT AGREEMENT

WESTLAKE VILLAGE, CALIFORNIA, April 19, 2011 — LTC Properties, Inc. (NYSE:LTC) announced today that it had signed a new $210 million, four-year Unsecured Credit Agreement (“Credit Agreement”), dated April 18, 2011.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $250 million.

The following banks are participants in the Credit Agreement: Bank of Montreal, Chicago Branch as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, Key Bank National Association, as Syndication Agent, KeyBanc Capital Markets Inc., as Co-Lead Arranger and Joint Book Runner, Royal Bank of Canada as Co-Documentation Agent, RBC Capital Markets as Co-Lead Arranger and Joint Book Runner, Wells Fargo Bank, National Association as Co-Documentation Agent, Wells Fargo Securities, LLC as Co-Lead Arranger and Joint Book Runner and Raymond James Bank, FSB as additional lender.

The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of April 18, 2015, and allows LTC to borrow at the same interest rates applicable to borrowings under its prior credit agreement, 150 basis points over LIBOR based on current leverage ratios.  As of April 18, 2011, LTC had no outstanding borrowings under the prior credit agreement.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.